FIRST AMENDMENT TO THE AMENDED AND RESTATED CUSTODY AGREEMENT

THIS FIRST AMENDMENT effective as of the last date on the signature block, to the Amended and Restated Custody Agreement dated as of August 25, 2020 (the "Agreement"), is entered into by and between WILLIAMSBURG INVESTMENT TRUST, a Massachusetts trust (the "Trust"), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America with its principal place of business at Minneapolis, Minnesota (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to update Exhibit A to add the following:

•	Davenport Insider Buying Fund

WHEREAS, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees.

NOW, THEREFORE, the parties agree as follows:

1.       Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

WILLIAMSBURG INVESTMENT TRUST	U.S. BANK NATIONAL ASSOCIATION

By: /s/ Mark Seger	By: /s/ Gregory Farley
Name: Mark Seger	Name: Gregory Farley
Title: Treasurer	Title: Sr Vice President
Date: November 30, 2023	Date: November 30, 2023

Exhibit A

Separate Series of Williamsburg Investment Trust

Name of Series

The Government Street Opportunities Fund

The Government Street Equity Fund

The Jamestown Equity Fund

Davenport Core Leaders Fund

Davenport Value & Income Fund

Davenport Equity Opportunities Fund

Davenport Small Cap Focus Fund

Davenport Balanced Income Fund

Davenport Insider Buying Fund